EXECUTION VERSION SECOND LIMITED CONDITIONAL WAIVER AND AMENDMENT NO. 3 TO CREDIT AGREEMENT SECOND LIMITED CONDITIONAL WAIVER AND AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Agreement”), dated effective as of December 31, 2018 (the “Effective Date”), among NORTHSTAR HEALTHCARE ACQUISITIONS, L.L.C., a Delaware limited liability company (the “Borrower”), NOBILIS HEALTH CORP., a British Columbia corporation (the “Parent”), NORTHSTAR HEALTHCARE HOLDINGS, INC., a Delaware corporation (“Holdings”), the other Loan Parties (as defined in the Credit Agreement (defined below)) party hereto, COMPASS BANK (in its individual capacity, “Compass Bank”) in its capacity as Swingline Lender, LC Issuing Lender and Administrative Agent and the Lenders party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Credit Agreement referred to below. W I T N E S S E T H: WHEREAS, the Borrower, the Parent, Holdings, the other Loan Parties party thereto, the lenders party thereto, the Administrative Agent and the other parties thereto have entered into that certain Credit Agreement, dated as of October 28, 2016 (as amended by Amendment No. 1 to Credit Agreement and Waiver, dated as of March 3, 2017, as further amended by Amendment No. 2 to Credit Agreement, dated as of November 15, 2017, and as from time to time further amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”); WHEREAS, the Loan Parties acknowledge and agree that certain Events of Default as described below (collectively, the “Specified Defaults”) have occurred and are continuing under Section 8.1 of the Credit Agreement due to: (a) the Borrower’s failure to comply with (i) the financial covenants in Section 7.11(a) and Section 7.11(b) of the Credit Agreement (due to adjustments to the Borrower’s accounts receivable as communicated to the Lenders in the Borrower’s presentation, dated November 14, 2018, and by Borrower’s financial advisors in their interim report, dated December 28, 2018, which accounts receivable adjustment and fiscal period of adjustment are subject to final determination by the Borrower) and (ii) the restrictions on Restricted Payments contained in Section 7.6 of the Credit Agreement due to certain Restricted Payments made to non-Loan Parties prior to November 15, 2018; (b) the requirement of Northstar Healthcare Surgery Center - Houston, LLC to comply with the requirements of Section 17 of the Pledge Agreement by executing and delivering to the Administrative Agent one or more Pledge Agreement Supplements (as defined in the Pledge Agreement) listing the Equity Interests that it acquired in (A) Elite Sinus Spine and Ortho, LLC, (B) Elite Hospital Management, LLC, (C) Houston Metro Ortho and Spine Surgery Center, LLC, and (D) Elite Center for Minimally Invasive Surgery, LLC; (c) the requirement of Schedule 1 to the Pledge Agreement to accurately describe all of the Pledged Interests of each Debtor (as defined in the Pledge Agreement) as of the Closing Date (to be cured by execution of Amendment No. 1 to the Pledge Agreement, as required pursuant Section 2(k) and Exhibit E hereto, amending such Schedule 1 to correct errors in the descriptions and percentage ownership interests contained on such Schedule); and 501990472 v11 1205867.00001

(d) the requirements of Section 6.12(a) of the Credit Agreement in respect of MPDSC Management, LLC (to be cured by the dissolution of MPDSC Management, LLC, as required pursuant to Section 2(k)); WHEREAS, the Administrative Agent maintains that the Borrower failed to comply with the requirements of the following (collectively the “Disputed Specified Defaults”), while the Loan Parties maintain that the following Disputed Specified Defaults are not Events of Default under the Credit Agreement: (a) the requirements of Section 6.12(a) of the Credit Agreement in respect of NHC Network, LLC; and (b) the requirement of Nobilis Vascular Texas, LLC to make payments when due under that certain Convertible Promissory Note dated March 8, 2017 of Nobilis Vascular Texas, LLC payable to Carlos R. Hamilton III, M.D.; WHEREAS, as a result of the Specified Defaults, the Administrative Agent has the right to exercise all rights and remedies available to it under the Credit Agreement, the other Loan Documents and applicable law; WHEREAS, the Loan Parties, Administrative Agent and certain of the Lenders party thereto entered into that certain Limited Waiver to Credit Agreement, dated effective as of November 15, 2018 (the “First Limited Waiver”), pursuant to which, subject to the terms and conditions set forth in the First Limited Waiver, those certain Specified Defaults (as defined in the First Limited Waiver) were temporarily waived for the Waiver Period set forth therein (as defined in the First Limited Waiver, the “First Wavier Period”); WHEREAS, the First Waiver Period has ended before the Effective Date; and WHEREAS, the Loan Parties have requested, and subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders party hereto (the “Consenting Lenders”) have agreed, subject to the terms and conditions set forth herein, to waive certain provisions of the Credit Agreement as specifically set forth herein. NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the above Recitals and as follows: SECTION 1. Limited Conditional Waiver. (a) Second Waiver Period. Pursuant to Section 10.1 of the Credit Agreement, and upon the occurrence of the Second Waiver Effective Date (as defined in Section 4 below), each Lender hereby temporarily waives each Specified Default during the period (the “Second Waiver Period”) commencing on the Second Waiver Effective Date and ending on the earliest of (a) the occurrence of an Event of Default other than the Specified Defaults during such Second Waiver Period, (b) any Loan Party’s actual knowledge of an Event of Default (other than the Specified Defaults and the Disputed Specified Defaults) that occurred prior to the Second Waiver Period and that has not been cured within three (3) Business Days of a Loan Party obtaining actual knowledge of such Event of Default, and (c) January 11, 2019, after the earliest of which such Specified Defaults (and any Disputed Specified Default that is determined to be an Event of Default) shall spring back into existence. 2 501990472 v11 1205867.00001

SECTION 2. Other Covenants and Agreements. Each Loan Party hereby agrees as follows: (a) Administrative Agent Consultant. Without limiting the obligations of the Borrower under the Credit Agreement, each Loan Party expressly (i) consents to retention by counsel to the Administrative Agent of one or more consultants, advisors and/or other professionals in connection with the Credit Agreement and the other Loan Documents, in each case, as permitted under such Loan Documents (including, but not limited to Section 10.4(a) of the Credit Agreement), but subject to the limitations and restrictions thereof, including for the purpose of analyzing the sales, collections, cash flow and similar operations of the Parent and its subsidiaries (each a “Consultant”), (ii) agrees to pay the reasonable fees and out-of-pocket expenses (including payment of the amount of any reasonable retainer) of such Consultants promptly upon demand from time to time by the Administrative Agent and (iii) agrees to provide the Administrative Agent and such Consultants with such information and direct access to the books, records and management of Parent, Holdings, the Borrower and the other Loan Parties during reasonable business hours as reasonably requested by the Administrative Agent or any such Consultant. (b) Borrower Consultant. The Loan Parties shall, at their sole cost and expense, continue to retain Morris Anderson (the “Borrower Consultant”), which consultant was selected by the Loan Parties and is acceptable to the Administrative Agent, to assist management with the review, evaluation and improvement of their operations and financial performance, on terms and conditions reasonably acceptable to the Administrative Agent, which shall include (i) direct access by the Borrower Consultant to the Parent, Holdings and the Borrower during reasonable business hours, (ii) the ability to take on the role of chief restructuring officer upon the occurrence of certain subsequently determined retention trigger events as reasonably and mutually agreed by the Loan Parties and the Administrative Agent in their respective sole discretion and (iii) the Administrative Agent and the Consultant having direct and unrestricted access to the Borrower Consultant and direct communications with such Borrower Consultant, either with the Borrower, Parent or Holdings or their counsel present or without the presence of Borrower, Parent or Holdings or their counsel. No later than 4:00 pm Central Time on January 30, 2019 (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Loan Parties shall deliver to the Administrative Agent a business plan (approved by the Borrower’s board of directors) together with supporting financial projections and other information in support thereof in form and with detail reasonably acceptable to the Administrative Agent, which shall include an assessment of strategic alternatives available to the Loan Parties and provide for a permanent resolution of the Specified Defaults and other identified issues to be mutually agreed, including but not limited to liquidity matters. (c) Cash Flow Reports. The Loan Parties shall continue to prepare and deliver to the Administrative Agent on each Wednesday (or such later date as may be agreed to by the Administrative Agent in writing in its reasonable discretion) (i) an updated rolling cash flow forecast for the succeeding 13 weeks, in each case, for the Borrower, its Subsidiaries, and other parties whose cash flows contribute to the Borrower’s revenues (the “Contributing Loan Parties”) on a consolidated basis and otherwise, in form and substance reasonably satisfactory to the Administrative Agent (the “Updated Cash Flow Forecast” and, together with each other cash flow forecast delivered to the Administrative Agent pursuant to the First Limited Waiver or this Agreement, the “Cash Flow Forecasts”) and (ii) a certificate of the chief financial officer of the Borrower to the effect that such Cash Flow Forecast reflects the Borrower’s good faith projection of such weekly cash receipts and disbursements and ending balance of available cash (as of the last Business Day of each week) for the Borrower, its Subsidiaries and the Contributing Loan Parties on a consolidated basis. To the extent that any Updated Cash Flow Forecast line item includes a variance of more than 10% from the prior projected amount for such line item, the Updated Cash Flow Forecast shall include an explanation of the reason for such variance. Additionally, on each Wednesday, the Borrower shall provide with respect to itself, its Subsidiaries and the Contributing Loan Parties, on a consolidated basis, a report for the week ending the previous Friday, in form and substance 3 501990472 v11 1205867.00001 reasonably satisfactory to the Administrative Agent, specifying (A) the cash on hand in deposit accounts at the beginning of such week, (B) cash receipts received during such week, with a schedule detailing daily collections, (C) cash disbursed during such week in payment of expenses, (D) the cash on hand in deposit accounts at the end of such week and (E) a comparison of such amounts to the comparable amounts in the Cash Flow Forecast for such week and in the aggregate for the applicable Cash Flow Forecast period; provided, that, notwithstanding the foregoing, the Cash Flow Forecasts required to be delivered to the Administrative Agent on or prior to January 11, 2019 (or such later date as may be agreed to by the Administrative Agent in writing in its sole discretion) shall not be required to include information in respect of Contributing Loan Parties to the extent such information is not then available on such required delivery date, but shall include information as to Contributing Loan Parties on the earliest required delivery date that such information is available. (d) Accounts Receivable Aging Report. Further, no later than 4:00 pm Central Time on January 7, 2019 (or such later date as may be agreed to in writing by the Administrative Agent in its reasonable discretion) and on or before the 15th calendar day of each subsequent month, the Borrower shall provide the Administrative Agent with the most current available accounts receivable aging report with respect to itself and its Subsidiaries. (e) Collateral Perfection Certificate. No later than 4:00 pm Central Time on January 7, 2019 (or such later date as the Administrative Agent may agree to in writing in its sole discretion) so long as the related information had been requested by the Administrative Agent or its counsel on or prior to December 31, 2018, the Loan Parties shall complete, certify as to the completeness and accuracy, in all material respects, of the information contained therein and deliver to the Administrative Agent a collateral perfection certificate in form and substance reasonably acceptable to the Administrative Agent with respect to the assets of the Loan Parties, their respective Subsidiaries and, solely to the extent that such information is available to the Loan Parties or their respective Subsidiaries after the exercise of commercially reasonable efforts to obtain such information, Nobilis Health Networks, Inc. and its direct or indirect subsidiaries, and each of their respective affiliates that are controlled, or owned directly or indirectly, in whole or in part, by the Borrower or its subsidiaries and shall have delivered all documents required to be delivered in connection therewith (collectively, the “Collateral Perfection Certificate”). (f) Deposit Account Control Agreements. Each Loan Party listed on Exhibit A hereto shall use commercially reasonable efforts to as soon as possible enter into, and cause each depository intermediary to enter into control agreements (the “Additional Control Agreements”), each in form and substance reasonably acceptable to the Administrative Agent, with respect to each of its deposit accounts listed on Exhibit A. The Loan Parties shall provide the Administrative Agent every two (2) weeks with updates in writing, in form and substance reasonably acceptable to the Administrative Agent, as to the status of efforts to obtain the Additional Control Agreements, together with any documentation evidencing whom they have contacted, the responses they have received and the proposed timeline of when they anticipate receipt of such Additional Control Agreements and providing the same to the Administrative Agent, the first such update to be delivered on January 7, 2019, no later than 4:00 pm Central Time. (g) Indebtedness Updates. The Loan Parties shall provide the Administrative Agent every two (2) weeks with updates in writing, in form and substance reasonably acceptable to the Administrative Agent, as to the status of the Indebtedness as described on Exhibit B hereto (the “Specified Indebtedness”) and disputes related to such Specified Indebtedness, the first such update to be delivered on January 7, 2019, no later than 4:00 pm Central Time. The Loan Parties shall also (i) provide Administrative Agent at least five (5) Business Days prior written notice of any payment to be made in respect of any such Specified Indebtedness, and (ii) promptly (no later than two (2) Business Days after receipt thereof) provide Administrative Agent copies of any material filings, judgments, communications, 4 501990472 v11 1205867.00001 notices of default, term sheets, letters of intent or other documents that relate to or impact such disputes or the related to such Specified Indebtedness. (h) Release of Liens. The Loan Parties shall use commercially reasonable efforts to cause the liens listed on Exhibit C hereto (the “Specified Liens”) to be released. The Loan Parties shall provide the Administrative Agent every two (2) weeks with updates in writing, in form and substance reasonably acceptable to the Administrative Agent, as to the status of efforts to obtain the release of the Specified Liens together with any documentation supporting whom they have contacted, the responses they have received, a proposed timeline of when they may obtain such release of the Specified Liens, documentation evidencing the amount of the indebtedness secured by such Specified Liens and which prohibit the increase of such indebtedness, and copies of all loan documentation related to such Specified Liens, the first such update to be delivered January 7, 2019, no later than 4:00 pm Central Time. (i) Litigation Updates. The Loan Parties shall provide the Administrative Agent every two (2) weeks with updates in writing, in form and substance reasonably acceptable to the Administrative Agent, as to the status of the litigation described on Exhibit D hereto and any other litigation that would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $3,500,000 or seeks an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect (collectively, the “Material Litigation”), including updates as to the status of any stays, appeals or stays, judgments, and the issuance of bonds in connection with the appeal of such Material Litigation, along with copies of all material pleadings, orders, and judgements that any Loan Party or any of its officers, managers, or directors have received and documentation evidencing the issuance of any such bonds and the stay of such Material Litigation, the first such update to be delivered January 7, 2019, no later than 4:00 pm Central Time. (j) Factoring Agreements. The Loan Parties shall on or before 4:00 pm Central Time on January 7, 2019 (or such later date as may be agreed to by the Administrative Agent in writing in its sole discretion) (i) confirm whether or not with respect to all factoring arrangements involving any Loan Party, (x) such Loan Party acts as the factor and (y) no non-Loan Party acts as a factor in any respect thereto and (ii) provide the Administrative Agent with a list, in writing, in form and substance reasonably satisfactory to the Lender, of all the factoring arrangements that are in place with any Loan Party or their Subsidiaries as of the date of such disclosure, along with such other information and documentation as the Administrative Agent may request. (k) Dissolution of MPDSC Management, LLC. The Loan Parties have represented to the Administrative Agent that MPDSC Management, LLC, a Texas limited liability company (“MPDSC Management”), has no assets and has no operations and that the Loan Parties intend to dissolve MPDSC Management. Accordingly, as soon as possible and no later than 4:00 pm Central Time on January 31, 2019 (or such later date as the Administrative Agent may agree to in writing in its sole discretion) the Loan Parties shall dissolve MPDSC Management and shall provide the Administrative Agent every two (2) weeks with updates in writing, in form and substance reasonably acceptable to the Administrative Agent, as to the status of efforts to dissolve MPDSC Management and any documentation evidencing the dissolution of MPDSC Management, the first such update to be delivered on January 7, 2019, no later than 4:00 pm Central Time. Until the date that MPDSC Management has been dissolved the Loan Parties shall cause MPDSC Management to have no assets and to have no operations. (l) NHC Network, LLC. The Administrative Agent maintains that the Organizational Documents of NHC Network, LLC (“NHC”) do not prohibit NHC from becoming a Loan Party and that pursuant to Section 6.12(a) of the Credit Agreement NHC should be joined as a Loan Party, while the Loan Parties maintain that the Organizational Documents of NHC do prohibit NHC from becoming a Loan Party without the consent of Elite Ambulatory Surgery Centers, LLC (“Elite”) because doing so 5 501990472 v11 1205867.00001 would give the right to Elite, under the Organizational Documents of NHC, to put its equity interests in NHC back to NHC and would be detrimental to the business operations of NHC. The Loan Parties agree to use commercially reasonable efforts to determine if they can obtain the consent of Elite in a manner that will not be detrimental to the business operations of NHC and to provide the Administrative Agent with an update reasonably acceptable to the Administrative Agent with respect to such efforts no later than 4:00 pm Central Time on January 11, 2019 (or such later date as the Administrative Agent may agree to in writing in its sole discretion). Without in any way prejudicing the right of the Administrative Agent to assert that NHC is required to be joined as a Loan Party pursuant to Section 6.12(a) unless otherwise waived by the Administrative Agent and the Required Lenders or the right of the Loan Parties to continue to maintain that the Organizational Documents of NHC prohibit NHC from becoming a Loan Party without the consent of Elite, to the extent that the Loan Parties cannot obtain the consent of Elite in accordance with the foregoing, then on or before 4:00 pm Central Time on January 11, 2019 (or such later date as the Administrative Agent may agree to in writing in its sole discretion), the Loan Parties shall provide the Administrative Agent with (i) a written business rationale explaining the detrimental impact on NHC of causing NHC to become a Loan Party without the consent of Elite and (ii) documentation supporting the same. (m) Other Existing Agenda Deliverables. No later than 4:00 pm Central Time January 7, 2019 (or such later date as may be agreed to by the Administrative Agent in writing in its sole discretion), the Loan Parties shall deliver executed copies of the documents listed on Exhibit E hereto, each in form and substance reasonably satisfactory to the Administrative Agent, together with any certificates, resolutions and other documents required to be delivered in connection therewith. (n) Expenses. The Loan Parties shall promptly (and in any event no later than five (5) Business Days after presentation of a demand invoice to such Loan Party in respect thereof) pay all reasonable and documented expenses of the Administrative Agent and Compass Bank in its capacity as Lender incurred or accrued, including the reasonable and documented legal fees and expenses of counsel for the Administrative Agent, for which demand invoices have been delivered to the Borrower. (o) Additional Information. The Loan Parties shall provide such other information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request. (p) Amendment and Restatement of Definition of Applicable Margin. From and after January 1, 2019, the definition of the term “Applicable Margin” in the Credit Agreement is amended and restated in its entirety to read as follows: “Applicable Margin” means (a) with respect to the Revolving Credit Facility and the Term A Loan Facility, 4.75% per annum for Base Rate Loans and 5.75% per annum for Eurodollar Rate Loans, (b) with respect to the Term B Loan Facility, 6.75% per annum for Base Rate Loans and 7.75% per annum for Eurodollar Rate Loans, (c) 5.75% for LC Fees, and (d) 0.375% per annum for the Commitment Fee. The failure by the Loan Parties to comply with any of the requirements set forth in Section 2 shall constitute an Event of Default under Section 8.1(b) of the Credit Agreement; provided, however, if such non-compliance is with respect to Section 2(c), Section 2(d) or Section 2(o) hereof, such failure thereunder shall become an Event of Default under Article VIII of the Credit Agreement only if such failure continues unremedied for a period of three (3) Business Days after delivery by the Administrative Agent to the Borrower of notice of such non-compliance. 6 501990472 v11 1205867.00001

SECTION 3. Acknowledgement and Confirmation. Each of the Loan Parties party hereto hereby agrees and acknowledges that with respect to each Loan Document to which it is a party, after giving effect to this Agreement and the transactions contemplated hereunder: (a) as of January 3, 2019, subject to additions and other adjustments as permitted under the Loan Documents, the aggregate balance of the outstanding Obligations under the Credit Agreement is equal to $124,901,240.95, and that the respective balances of the various Loans and the LC Obligations as of such date were equal to the following: Term A Loans $47,206,250.00 Term B Loans $47,500,000.00 Revolving Loans (excluding LC Obligations) $28,500,000.00 LC Obligations $1,500,000.00 Interest and LC Fees and Unused Fees $194,990.95 TOTAL $124,901,240.95 The foregoing amounts do not include interest accruing after January 3, 2019, additional fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents. Further, each of the Loan Parties acknowledges and agrees that the above described amounts are not subject to any offset, reduction, counterclaim or defense by the Loan Parties. (b) all of its obligations, liabilities and indebtedness under such Loan Document, including guarantee obligations, shall, except as expressly set forth herein or in the Credit Agreement, remain in full force and effect on a continuous basis; and (c) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority to the extent provided for in the Loan Documents of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged as Collateral for the Obligations, to the extent provided in such Loan Documents. SECTION 4. Conditions to the Second Waiver Effective Date. Section 1 of this Agreement shall become effective on the date when the following conditions shall have been satisfied or waived (such date, the “Second Waiver Effective Date”): (a) Counterparts of this Agreement. The Administrative Agent’s receipt of signature pages, which shall be originals or electronic copies (including “.pdf” or similar format and, to the extent required by the Administrative Agent followed promptly by originals) unless otherwise specified or otherwise not applicable, of this Agreement, duly executed by (i) a Senior Officer of each of Holdings, the Parent, the Borrower, and each other Loan Party existing as of the Second Waiver Effective Date, (ii) the Administrative Agent, and (iii) the Consenting Lenders constituting Required Lenders. (b) Expenses. The Borrower shall have paid all reasonable and documented expenses of the Administrative Agent and Compass Bank in its capacity as Lender incurred or accrued through the Second Waiver Effective Date, including the reasonable and documented legal fees and expenses of counsel for the Administrative Agent, for which demand invoices have been delivered to the Borrower. Without limiting the generality of the provisions of Section 9.3(c) of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each 7 501990472 v11 1205867.00001 document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Waiver Effective Date specifying its objection thereto. SECTION 5. Costs and Expenses. The Loan Parties hereby reconfirm their obligations under the Loan Documents, including Section 10.4 of the Credit Agreement, to make payments and reimbursements in accordance with the terms thereof (including with respect to this Agreement). SECTION 6. Representations and Warranties. To induce the Administrative Agent and the other Lenders to enter into this Agreement, each Loan Party represents and warrants to the Administrative Agent and the other Lenders on and as of the Second Waiver Effective Date (and, in each case, after giving effect to the limited conditional waiver contained in Section 1 of this Agreement) that, in each case: (a) the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of the Second Waiver Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any such representation and warranty that is subject to materiality or Material Adverse Effect qualifications, in all respects as of such earlier date); (b) no Default or Event of Default exists and is continuing immediately prior to or after giving effect to this Agreement, in each case, other than as expressly waived or specified hereunder; (c) the execution, delivery and performance by such Loan Party of this Agreement have been duly authorized by all necessary corporate and other organizational action and do not and will not require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person other than the authorizations, approvals, actions, notices and filings listed on Schedule 5.3 of the Disclosure Schedules, all of which have been duly obtained, taken, given or made and are in full force and effect on the Second Waiver Effective Date; and (d) this Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms; provided that the enforceability hereof is subject to general principles of equity, principles of good faith and fair dealing and to bankruptcy, insolvency and similar Laws affecting the enforcement of creditors’ rights generally. SECTION 7. Reference to and Effect on the Credit Agreement and the Loan Documents. (a) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement,” “herein,” “hereto”, “hereof” and “hereunder” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified by this Agreement. (b) The Credit Agreement and each of the other Loan Documents, as specifically modified by this Agreement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. 8 501990472 v11 1205867.00001

(c) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. Without limiting the generality of the foregoing, the Collateral Documents in effect immediately prior to the date hereof and all of the Collateral described therein in existence immediately prior to the date hereof do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as modified by this Agreement. SECTION 8. Governing Law; Jurisdiction. (A) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. (b) EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE LC ISSUING LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT, THE FIRST LIMITED WAIVER OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. SECTION 9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. SECTION 10. Release. Each of the Parent, Holdings, the Borrower and each other Loan Party, on behalf of itself and its Subsidiaries, successors, assigns and other legal representatives, hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature (collectively, the “Claims”), whether known or unknown, which any of them have, may have, or might assert at the time of the execution of this Agreement or in the future against the Administrative Agent, the Swingline Lender, the LC Issuing Bank, the Lenders and/or their respective 9 501990472 v11 1205867.00001 present and former parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns (each a “Releasee”), directly or indirectly, which occurred, existed, were taken, permitted or begun from the beginning of time through the date hereof, arising out of, based upon, or in any manner connected with (a) the Loan Documents and/or the administration thereof or the Obligations created thereby, (b) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any of the Obligations, or (c) any matter related to the foregoing; provided that (i) the foregoing shall not release Claims arising following the date hereof, and (ii) such release shall not be available to any Releasee with respect to a Claim to the extent that such Claim is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Releasee. SECTION 11. Acknowledgments; Reservation of Rights. (a) The Loan Parties hereby acknowledge and agree that the Specified Defaults constitute Events of Default under the Credit Agreement and, in the absence of the limited conditional waiver set forth in Section 1 of this Agreement, permits the Administrative Agent and the Lenders to, among other things, take any enforcement action or otherwise exercise any or all rights and remedies provided for under the Loan Documents or applicable law including, without limitation, those described in Section 11 of this Agreement. (b) The Loan Parties hereby acknowledge and agree that each of the Administrative Agent and the Lenders expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, other Loan Documents and/or applicable law, including, without limitation, its right at any time from and after termination or expiration of the Second Waiver Period, (i) to determine not to make further Loans or issue Letters of Credit under the Credit Agreement as a result of the Specified Defaults and/or to terminate their Commitments to make Loans and issue Letters of Credit, (ii) to accelerate the Obligations, (iii) to charge the default rate of interest in respect of the Obligations (as of any date from and after the date on which the Specified Defaults first occurred) and to enforce the prohibition against incurring, continuing or converting any Loan as or into a Eurodollar Rate Loan, (iv) to commence any legal or other action to collect any or all of the Obligations from any or all of the Loan Parties, and any other person liable therefor and/or any collateral, (v) to foreclose or otherwise realize on any or all of the collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligations, any or all of the collateral, (vi) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, other Loan Documents or applicable law, and (vii) to reject any forbearance, financial restructuring or other proposal made by or on behalf of Borrower, any other Loan Party or any creditor or equity holder. Each of the Administrative Agent and the Lenders may exercise their respective rights, powers, privileges and remedies, including those set forth in (i) through (vii) above at any time after the termination or expiration of the Second Waiver Period in its sole and absolute discretion without further notice. No oral representations or course of dealing on the part of the Administrative Agent, any Lender or any of its officers, employees or agents, and no failure or delay by the Administrative Agent or any Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy. (c) The Loan Parties, the Administrative Agent and the Lenders party hereto hereby acknowledge and agree that to date, Administrative Agent and the Lenders have not elected to exercise any such rights and remedies available to them. [The remainder of this page is intentionally left blank.] 10 501990472 v11 1205867.00001

BANK OF AMERICA, N.A., as Lender By: Name: Title: Northstar Healthcare Acquisitions, L.L.C. Second Limited Conditional Waiver And Amendment No. 3 To Credit Agreement Signature Pages

BOKF, NA dba BANK OF TEXAS, as Lender By: Name: Title: Northstar Healthcare Acquisitions, L.L.C. Second Limited Conditional Waiver And Amendment No. 3 To Credit Agreement Signature Pages

FIRST TENNESSEE BANK, as Lender By: Name: Title: Northstar Healthcare Acquisitions, L.L.C. Second Limited Conditional Waiver And Amendment No. 3 To Credit Agreement Signature Pages

MIDSOUTH BANK, as Lender By: Name: Title: Northstar Healthcare Acquisitions, L.L.C. Second Limited Conditional Waiver And Amendment No. 3 To Credit Agreement Signature Pages

MARATHON ASSET MANAGEMENT, as Lender By: Name: Title: Northstar Healthcare Acquisitions, L.L.C. Second Limited Conditional Waiver And Amendment No. 3 To Credit Agreement Signature Pages

EXHIBIT A

DEPOSIT ACCOUNTS REQUIRING CONTROL AGREEMENTS

Loan Party	Account Numbers	Bank Name	Address	Type of Account
Northstar Healthcare Surgery Center-Houston, LLC	6751355759	BBVA Compass	2200 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating Account
Southwest Freeway Surgery Center Management, LLC	6747455765	BBVA Compass	2200 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating Account
Mountain West Surgery Center, LLC	6753289583	BBVA Compass	2200 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating Account
Nobilis Uptown Holding, LLC	6753876047	BBVA Compass	2200 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating Account
Peak Neuromonitoring Associates - Texas, LLC	6704591630	BBVA Compass	2200 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating, Receivables, and Payroll Account
Downtown Dallas Surgery Center LLC	6761227910	BBVA Compass	2201 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating, Receivables, and Payroll Account
Plano Surgical Management, LLC	6761527124	BBVA Compass	2201 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating, Receivables, and Payroll Account
Houston Surgical Management LLC	6763243026	BBVA Compass	2201 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating, Receivables, and Payroll Account
NHC Arizona Professional Associates LLC	6755093635	BBVA Compass	2200 Post Oak Blvd. Ste. 20th Floor Houston, TX 77056	Main Operating, Receivables, and Payroll Account
Marsh Lane Surgical Hospital, LLC	9700064117 (old account)	Legacy Texas Bank	5949 Sherry Lane, Ste 600 Dallas, TX 75225	Receivables Only Account
Nobilis Health Corp.	1005784	Wells Fargo	1000 Louisiana St. #rd Fl Mail Code: MAC T0002-032 Houston, TX 77002	CAD - Checking Account Only

Exhibit A

EXHIBIT B SPECIFIED INDEBTEDNESS 1) Convertible Promissory Note dated March 8, 2017 of Nobilis Vascular Texas, LLC payable to Carlos R. Hamilton III, M.D. 2) Convertible Promissory Note dated November 15, 2017 of Northstar Healthcare Surgery Center – Houston, LLC payable to Elite Ambulatory Surgery Centers, LLC. Exhibit B

EXHIBIT C LIEN FILINGS 1) Notice of State Tax Lien in the amount of $2,352.67 filed against Northstar Healthcare Surgery Center - Houston, LLC in Harris County on 8/9/16 (Filing # RP-2016-350205). 2) UCC Filing against Perimeter Road Surgical Hospital, LLC, as Debtor, in favor of Cardinal Health, as Secured Party, filed on 2/10/16 with the Arizona Secretary of State (Filing # 2016- 0006161). Exhibit C

EXHIBIT D LITIGATION MATTERS 1) Houston Metro Ortho and Spine Surgery Center LLC v. Richard Francis, M.D., Juansrich Ltd., and Juansrich Management, LLC, Cause No. 2015-24460, District Court of Harris County (215th Judicial District Court) 2) Leo Van ‘T Hoofd, Individually and On Behalf of All Others Similarly Situated v. Nobilis Health Corp., Harry Fleming, David Young, and Kenneth J. Klein, United States District Court, Southern District of Texas, Houston Division. Exhibit D

EXHIBIT E ADDITIONAL DOCUMENTS FOR EXECUTION 1) Pledge Agreement Supplement, executed by Northstar Healthcare Surgery Center - Houston, LLC listing its Equity Interests in Elite Sinus Spine and Ortho, LLC, Elite Hospital Management, LLC, Houston Metro Ortho and Spine Surgery Center, LLC, and Elite Center for Minimally Invasive Surgery, LLC. 2) Amendment No. 1 to Pledge Agreement, executed by the Borrower, Administrative Agent, the other Loan Parties party thereto and the Lenders party thereto, amending Schedule 1 to the Pledge Agreement to correct errors contained therein. Exhibit E